EXHIBIT 99.1
KBR Announces Financial Results for Fourth Quarter and Fiscal 2017; Guidance for Fiscal 2018

•	Q4 and 2017 GAAP EPS of $1.94 and $3.06, respectively

•	Adjusted EPS(1) for Q4 and 2017 of $0.28 and $1.49, respectively

•	Operating cash flow of $193 million for fiscal 2017

•	Book-to-bill 1.2 for Q4

•	Assumed operational management of Aspire Defence joint venture

•	Adjusted EPS(1) Guidance for 2018 set at $1.35 to $1.45

HOUSTON, Texas - February 23, 2018 - KBR, Inc. (NYSE: KBR) today announced strong fourth quarter and fiscal 2017 financial results. KBR, a global provider of differentiated, professional services and technologies across the asset and program life cycle within the government services and hydrocarbons industries, has posted positive earnings results in every quarter of 2017, continuing to build on consistent profit momentum and positioning the company for stable and predictable long-term growth.

“We continue to make progress on our strategy to establish KBR as a global leader in differentiated professional services and technologies and to position the company for strong long-term growth with reduced risk and increased financial flexibility,” said Stuart Bradie, KBR President and CEO. “We delivered consistently positive results throughout this year in terms of earnings and improved cash flow, meeting or exceeding what we set out to achieve at the beginning of the year for all our key metrics."
KBR trended positively in bookings in the second half of 2017, with an overall book-to-bill of 1.2 in Q4 which also was a record quarter of bookings and margins in our Technology and Consulting (T&C) business. T&C achieved a 2.6 book-to-bill in the quarter, and our Government Services (GS) business delivered 1.3.
"These results signal improving fundamentals in our core markets and fuel positive momentum as we enter 2018," said Bradie.
KBR also announced that it has entered into a definitive agreement to acquire SGT, a leading provider of technology solutions, engineering services, mission operations and scientific and IT software solutions. Upon completion of the transaction, KBR's global Government Services business, KBRwyle, will be positioned as one of the top tier service providers at NASA, across multiple space centers and delivers enhanced life-cycle capabilities to support our customers needs in current and evolving markets for NASA, military, and commercial space. KBR has also assumed operational management of the Aspire Defence project joint venture in the U.K., which will further add to its government services base with a long term, predictable profit and cash flow stream. This joint venture has been performing services for the Ministry of Defence since 2006.
"Acquiring SGT and our greater role on Aspire will enhance our growth in the Government Services business segment,” said Bradie.

(1) See additional information at the end of this release regarding non-GAAP financial measures.

Summary Fourth Quarter Results:
Consolidated revenue in the fourth quarter of 2017 was $937 million compared to $1.2 billion in the fourth quarter of 2016. The 6% organic revenue growth in both our GS and T&C segments was offset by completion or substantial completion on various projects in our Engineering and Construction (E&C) segment and the completion of the execution phase of our last domestic EPC power project in the Non-strategic Business (NSB) segment.
Gross profit improved to $65 million compared to gross profit of $6 million in the prior year quarter. Consistent project delivery across all segments and strong margin performance in our T&C segment were key contributors in the quarter. Equity in earnings were $8 million compared to $10 million in the prior year. The write down related to a shareholder loan receivable from our joint venture partner, Carillion plc, in our GS segment was partially offset by increased earnings on our industrial services joint venture in the E&C segment.
Net income attributable to KBR was $275 million, or $1.94 per diluted share in the fourth quarter of 2017 compared to net loss of $(87) million, or $(0.61) per diluted share in the fourth quarter of 2016. Net income for 2017 includes a net tax benefit of $241 million, which reflects a reduction in our tax valuation allowance of $223 million as well as net benefits from new tax reform legislation. The reduction in the tax valuation allowance was triggered by the restoration of profitability at KBR, including coming out of a three year cumulative loss position and having a more predictable and stable long-term profit outlook resulting from portfolio improvements and de-risking actions taken over the past three years. The $18 million tax benefit attributed to the “Tax Act” of 2017 resulted from revaluation of deferred tax liabilities to the new lower Federal tax rate. There was no effect from the new repatriation tax as the Company was able to use available foreign tax credits to mitigate its impact. Net income attributable to KBR excluding these tax benefits was $34 million in the fourth quarter, compared to the $87 million loss in the prior year quarter. This increase was due to organic growth, solid project execution and strong margins in our GS and T&C segments.
Q4 Fiscal 2017 Segment Business Results (All comparisons are fourth quarter 2017 versus fourth quarter 2016 unless otherwise noted.)
Government Services (GS) Results
GS revenue was $553 million, an increase of $34 million, or 7%, compared to the fourth quarter of 2016. The revenue increase was driven by organic growth and expansion of task orders on existing U.S. Government contracts and growth on existing program management projects in the U.K.
GS gross profit was $42 million (7.6% of revenues), a decrease of $1 million from fourth quarter 2016. The fourth quarter of 2016 benefited from a non-recurring gain from an Iraqi tax benefit.
Equity in earnings of unconsolidated affiliates was $2 million, a decrease of $8 million from the prior year, with the variance attributed to a write down of a shareholder loan receivable from our joint venture partner, Carillion plc, in our Aspire joint venture in the U.K.

(1) See additional information at the end of this release regarding non-GAAP financial measures.

Technology & Consulting (T&C) Results
T&C's revenue was $90 million, an increase of $5 million, or 6%, compared to the fourth quarter of 2016. The increase was due primarily to continued demand for our technologies and organic growth in consulting services for upstream projects.
T&C's gross profit was $28 million (31% of revenues), up $4 million from the fourth quarter of 2016, due to a favorable mix of technology fees and stronger consulting performance plus overall benefits of efficiency.
Engineering & Construction (E&C) Results
E&C's revenue was $293 million, a decrease of $237 million from the fourth quarter of 2016, primarily due to completion or near completion of several projects across the segment.
E&C's gross loss was $5 million (-1.7% of revenues), an improvement of $53 million compared to the fourth quarter of 2016. The improvement from prior year can be attributed to solid project execution and losses associated with a downstream legacy lump-sum EPC project during the fourth quarter of 2016 that did not recur in 2017. The gross loss in the quarter was driven by labor and overhead utilization inefficiencies associated with the completion of several projects while new projects have not yet materialized.
Equity in earnings of unconsolidated affiliates was $6 million, an increase of $6 million from the prior year due to improved earnings on our industrial services joint venture in the Americas as well as our joint ventures in Europe. These increases were partially offset by dilution on the Ichthys LNG joint venture, driven by increased estimates to complete resulting in lower progress for the quarter. We expect the dilution in percentage completion will be recovered during 2018 and early 2019.
Non-strategic Business (NSB) Results
NSB revenue was $1 million, a decrease of $55 million from the prior year, primarily due to the completion of the execution phases of our EPC power projects as we exit this business.
NSB gross profit was $0 million, compared to a gross loss of $3 million in the fourth quarter of 2016, due to non-recurring cost increases on a power project in the fourth quarter of 2016.
Summary Fiscal 2017 Results (All comparisons fiscal 2017 versus fiscal 2016)
Revenues were $4.2 billion for 2017 compared to $4.3 billion for 2016. Excluding our NSB, revenues increased by $75 million to $4.1 billion. The revenue increases were driven by full-year impact of acquisitions and growth within our GS segment, partially offset by completion or substantial completion on several projects in our E&C segment. We have completed our last remaining EPC power project in the NSB segment.

(1) See additional information at the end of this release regarding non-GAAP financial measures.

Gross profit for 2017 improved to $342 million compared gross profit of $112 million in 2016. The increase in gross profit was driven by growth within our GS and T&C segments, favorable settlement of PEMEX litigation and non-recurrence of unfavorable changes in project estimates and loss provisions in our E&C segment and in our NSB segment. Equity in earnings were $72 million compared to $91 million in the prior year. Increased earnings in our U.K. joint ventures within our GS segment were offset with dilution on the Ichthys LNG joint venture due to increases in estimate at completion. We expect the dilution in percentage completion will be recovered during 2018 and early 2019.
Net income attributable to KBR for 2017 was $434 million or $3.06 per diluted share compared to net loss of $(61) million or $(0.43) per diluted share in 2016. Net income for 2017 includes a net tax benefit of $241 million, which reflects a reduction in our tax valuation allowance of $223 million and a revaluation of deferred tax liabilities to the new lower Federal tax rate.
Summary 2017 Segment Business Results (All comparisons are fiscal 2017 versus fiscal 2016)
Government Services (GS) Results
GS revenue was $2.2 billion in 2017, an increase of $834 million, or 61% compared to 2016. This increase was primarily driven by the Wyle and HTSI acquisitions being included for the full year in 2017, and continued expansion under existing U.S. government services contracts. Partially offsetting the increase was a favorable settlement with the U.S. government regarding reimbursement of expensed legal fees related to the sodium dichromate case in 2016.
GS gross profit was $155 million (7.1% of revenues), an increase of $18 million compared to 2016. This increase was primarily attributable to the same factors affecting revenues per above. Partially offsetting the increase was a favorable settlement with the U.S. government regarding reimbursement of expensed legal fees related to the sodium dichromate case in 2016. Equity in earnings of unconsolidated affiliates was $43 million, an increase of $4 million, or 10% compared to 2016. The increased activity in our Aspire U.K. joint venture and ramp up of the contract within our Affinity joint venture associated with the U.K. Military Flight Training School project was partially offset with a write down of a shareholder loan receivable from our joint venture partner, Carillion plc.
Technology & Consulting (T&C) Results
T&C's revenue was $326 million, a decrease of $21 million, or 6%, compared to 2016. Increases in catalyst project revenues and consulting revenues were offset by decreases in proprietary equipment sales due to timing of project activity.
T&C's gross profit was $79 million (24.2% of revenues), up $6 million compared to 2016, driven by a favorable mix of license fees on new awards, stronger consulting performance and overall benefits of efficiency.
Engineering & Construction (E&C) Results
E&C's revenue was $1.6 billion, a decrease of $738 million, or 31%, compared to 2016, primarily due to completion or near completion of several projects across the segment.
E&C's gross profit was $108 million (6.7% of revenues), an improvement of $101 million compared to 2016. The improvement from the prior year can be attributed to better project execution, a favorable settlement with PEMEX as well as the non-recurrence of unfavorable changes in estimates on two legacy lump-sum EPC projects that occurred in 2016.

(1) See additional information at the end of this release regarding non-GAAP financial measures.

Equity in earnings of unconsolidated affiliates was $29 million, a decrease of $23 million compared to 2016. Increased earnings on our industrial services joint venture in the Americas as well as our joint ventures in Europe were offset by dilution on the Ichthys LNG joint venture. The dilution was driven by increased estimates to complete resulting in lower progress and is expected to be recovered during 2018 and early 2019.
Non-strategic Business (NSB) Results
NSB revenue was $38 million, a decrease of $172 million from 2016, primarily due to the completion of our EPC power projects as we exited this business.
NSB gross profit was $0 million, compared to a gross loss of $105 million in 2016, due to completion of projects as well as non-recurring cost increases on a power project in 2016.
Cash Flow and Liquidity
Cash flows generated from operating activities totaled $193 million for fiscal 2017, compared to $61 million in 2016. Operating cash flows were favorably impacted by significantly improved overall profitability during the 2017. Fiscal 2017 cash flows also benefited from the collection from the PEMEX settlement in Q2, which was offset by cash costs to complete several large projects which had benefited from advance payments from customers in earlier years.
Cash flows used in investing activities totaled $12 million for fiscal 2017, representing modest capital expenditures and minor M&A follow-on activity.
Cash flows used in financing activities totaled $290 million for fiscal 2017, reflecting $189 million used to reduce debt, $53 million used to buy back stock, and $45 million used for regular dividends.
Cash and equivalents at December 31, 2017 totaled $439 million. As of December 31, 2017, our $1 billion revolving credit agreement had an outstanding balance of $470 million.
New Business Awards
Notable new awards:
Government Services

•
We were awarded task orders of $120 million to provide biomedical, medical and health services to NASA. These task orders were awarded by NASA under the Human Health and Performance contract, under which we support all human spaceflight programs at the agency’s Johnson Space Center in Houston, Texas.

•
We were awarded a task order modification totaling $115 million to provide logistics support services to the U.S. Army. The Army Contracting Command awarded this task order modification under the LogCap IV contract.

(1) See additional information at the end of this release regarding non-GAAP financial measures.

Technology and Consulting

•
We were awarded both a license and engineering and a proprietary equipment supply contract by Cangzhou Dahua New Materials Co., Ltd. to build a new polycarbonate plant in Cangzhou City China. Under the terms of the two contracts, KBR will provide its proprietary PCMAX technology, basic engineering design package and proprietary equipment supply for a 100,000 metric tonnes per annum single train plant in Cangzhou.

•
We were awarded a contract from Indorama Eleme Fertilizer & Chemicals Limited and Toyo Engineering Corporation for the Train 2 ammonia plant at Indorama’s Port Harcourt site in Nigeria. Under the terms of the contract, KBR will provide technology licensing, basic engineering design, proprietary equipment and catalyst for Indorama’s planned second ammonia plant in Port Harcourt.

•
We were awarded an ammonia plant revamp contract by Rashtriya Chemicals & Fertilizers Ltd (RCF). KBR will provide a technology license and basic engineering design for the RCF ammonia plant at Trombay, Maharashtra, India. The existing plant will be revamped for energy savings to meet the new energy requirements in India.

(1) See additional information at the end of this release regarding non-GAAP financial measures.

Engineering and Construction

•
We were selected to carryout Pre-Notice to Proceed (Pre-NTP) services for the Woodfibre liquefied natural gas (LNG) Project. The selection of KBR for Pre-NTP services follows the successful completion of a competitive Front End Engineering Design process for the Woodfibre LNG Project. Woodfibre LNG expects to commence the EPC phase of the Project in 2018.

•
We were awarded the Concept and FEED (front-end engineering design) contract by Statoil for their ground breaking Northern Lights Project, to develop an onshore carbon dioxide (CO2) - a known greenhouse gas - storage terminal in Norway. The terminal is a key component of the Carbon Capture and Storage demonstration project being undertaken by Gassnova, where Statoil, in partnership with Shell and Total are responsible for transport and storage.

•
Our joint venture, SOCAR-KBR Limited Liability Company has been awarded a FEED contract for the topsides of the Absheron Early Production Project. The platform will be located at SOCAR’s Oil Rocks facility and will deliver gas and condensate into the SOCAR network.

•
Our joint venture, SOCAR-KBR LLC has been awarded two separate FEED contracts for a new Production, Drilling, Quarters platform - the Azeri Central East platform - to be located in the Azeri-Chirag-Gunashli (ACG) field in the Azerbaijan sector of the Caspian Sea. The joint venture will provide FEED services for the new platform in addition to brownfield tie-ins to other existing platforms in the ACG field.

KBR backlog increased by $0.3 billion to $10.6 billion as of December 31, 2017 compared to $10.3 billion as of September 30, 2017, with backlog growth of $141 million in the T&C business segment and $172 million in the GS business segment more than offsetting declines from our E&C segment.
**2018 Guidance
Initial guidance for 2018 reflects 100% of the estimated profits from our Aspire Defence Joint Venture in the U.K. starting January 15, 2018, when we assumed operational management of the joint venture, as a result of the January 2018 insolvency of our partner, Carillion plc. Guidance does not include effects from the acquisition of SGT, since that transaction has not yet closed.
The company initiates 2018 fully diluted adjusted earnings per share guidance with a range of $1.35 to $1.45 per share. Our guidance of earnings per share is on an adjusted EPS basis, which excludes legacy legal costs for U.S. Government contracts. A reconciliation of GAAP EPS to adjusted EPS guidance is included at the end of this release. The legacy legal costs are estimated to be approximately $10 million or $0.07 per fully diluted share in 2018. The estimated legacy legal costs do not assume any cost reimbursement from the U.S. Government that could occur in the future.
Operating cash flows for 2018 is estimated to range from $125 to $175 million. Our estimated effective tax rate for 2018 is estimated to range from 22% to 24%. The passage of the new tax legislation had minimal impact on our effective tax rate.

(1) See additional information at the end of this release regarding non-GAAP financial measures.

KBR has commenced actions to complete a recapitalization plan to extend the tenor of our borrowing capacity, finance the SGT acquisition, and provide for a limited amount of future loans to the Ichthys project joint venture. KBR has secured a financing commitment of roughly $2 billion for this recapitalization from a major financial institution and expects to execute the financing components in the first half of 2018. The components are expected to include an unfunded revolver, a letter of credit facility, a term loan, a dedicated line for Ichthys, and potentially a modest amount of equity. The estimated debt rates and relevant costs of this recapitalization have been incorporated into our 2018 guidance.

About KBR, Inc.
KBR is a global provider of differentiated professional services and technologies across the asset and program life cycle within the Government Services and Hydrocarbons industries. KBR employs approximately 34,000 people worldwide (including our joint ventures), with customers in more than 75 countries, and operations in 40 countries, across three synergistic global businesses:

•
Government Services, serving government customers globally, including capabilities that cover the full life-cycle of defense, space, aviation and other government programs and missions from research and development, through systems engineering, test and evaluation, program management, to operations, maintenance, and field logistics

•
Technology & Consulting, including proprietary technology focused on the monetization of hydrocarbons (especially natural gas and natural gas liquids) in ethylene and petrochemicals; ammonia, nitric acid and fertilizers; oil refining; gasification; oil and gas consulting; integrity management; naval architecture and proprietary hulls; and downstream consulting

•
Engineering & Construction, including onshore oil and gas; LNG (liquefaction and regasification)/GTL; oil refining; petrochemicals; chemicals; fertilizers; differentiated EPC; maintenance services (Brown & Root Industrial Services); offshore oil and gas (shallow-water, deep-water, subsea); floating solutions (FPU, FPSO, FLNG & FSRU) and program management

KBR is proud to work with its customers across the globe to provide technology, value-added services, integrated EPC delivery and long term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

(1) See additional information at the end of this release regarding non-GAAP financial measures.

Forward Looking Statement

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

These forward-looking statements represent KBR's expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. KBR's most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Any forward looking statement speaks only as of the date on which it is made, and, except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:

Investors
Nelson Rowe
Senior Vice President, Investor Relations
713-753-5082
Investors@kbr.com

Media
Brenna Hapes
External Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended
	December 31,	December 31,
	2017	2016
Revenues:
Government Services	$553	$519
Technology & Consulting	90	85
Engineering & Construction	293	530
Subtotal	936	1,134
Non-strategic Business	1	56
Total revenues	$937	$1,190
Gross profit (loss):
Government Services	$42	$43
Technology & Consulting	28	24
Engineering & Construction	(5)	(58)
Subtotal	65	9
Non-strategic Business	—	(3)
Total gross profit	$65	$6
Equity in earnings of unconsolidated affiliates:
Government Services	$2	$10
Technology & Consulting	—	—
Engineering & Construction	6	—
Subtotal	8	10
Non-strategic Business	—	—
Total equity in earnings of unconsolidated affiliates	$8	$10
General and administrative expenses	(40)	(32)
Asset impairment and restructuring charges	(6)	(18)
Gain on disposition of assets	—	1
Operating income (loss)	$27	$(33)
Interest expense	(5)	(6)
Other non-operating income	13	10
Income (loss) before income taxes and noncontrolling interests	$35	$(29)
Benefit (provision) for income taxes	243	(57)
Net income (loss)	$278	$(86)
Net income attributable to noncontrolling interests	(3)	(1)
Net income (loss) attributable to KBR	$275	$(87)

Net income (loss) attributable to KBR per share:
Basic	$1.94	$(0.61)
Diluted	$1.94	$(0.61)

Basic weighted average common shares outstanding	140	142
Diluted weighted average common shares outstanding	140	142

Cash dividends declared per share	$0.08	$0.08

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)

	Twelve Months Ended
	December 31,	December 31,	December 31,
	2017	2016	2015
Revenues:
Government Services	$2,193	$1,359	$663
Technology & Consulting	326	347	324
Engineering & Construction	1,614	2,352	3,454
Subtotal	4,133	4,058	4,441
Non-strategic Business	38	210	655
Total revenues	$4,171	$4,268	$5,096
Gross profit (loss):
Government Services	$155	$137	$(3)
Technology & Consulting	79	73	77
Engineering & Construction	108	7	224
Subtotal	342	217	298
Non-strategic Business	—	(105)	27
Total gross profit	$342	$112	$325
Equity in earnings of unconsolidated affiliates:
Government Services	$43	$39	$45
Technology & Consulting	—	—	—
Engineering & Construction	29	52	104
Subtotal	72	91	149
Non-strategic Business	—	—	—
Total equity in earnings of unconsolidated affiliates	$72	$91	$149
General and administrative expenses	(147)	(143)	(155)
Asset impairment and restructuring charges	(6)	(39)	(70)
Gain on disposition of assets	5	7	61
Operating income	$266	$28	$310
Interest expense	(21)	(13)	(11)
Other non-operating income	4	18	13
Income before income taxes and noncontrolling interests	$249	$33	$312
Benefit (provision) for income taxes	193	(84)	(86)
Net income (loss)	$442	$(51)	$226
Net income attributable to noncontrolling interests	(8)	(10)	(23)
Net income (loss) attributable to KBR	$434	$(61)	$203

Net income (loss) attributable to KBR per share:
Basic	$3.06	$(0.43)	$1.40
Diluted	$3.06	$(0.43)	$1.40

Basic weighted average common shares outstanding	141	142	144
Diluted weighted average common shares outstanding	141	142	144

Cash dividends declared per share	$0.32	$0.32	$0.32

KBR, Inc.: Consolidated Balance Sheets
(In millions)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and equivalents	$439	$536
Accounts receivable, net of allowance for doubtful accounts of $12 and $14	510	592
Costs and estimated earnings in excess of billings on uncompleted contracts ("CIE")	383	416
Claims receivable	—	400
Other current assets	93	103
Total current assets	1,425	2,047
Claims and accounts receivable	101	131
Property, plant, and equipment, net of accumulated depreciation of $329 and $324 (including net PPE of $34 and $36 owned by a variable interest entity)	130	145
Goodwill	968	959
Intangible assets, net of accumulated amortization of $122 and $100	239	248
Equity in and advances to unconsolidated affiliates	387	369
Deferred income taxes	300	118
Other assets	124	127
Total assets	$3,674	$4,144

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$350	$535
Billings in excess of costs and estimated earnings on uncompleted contracts ("BIE")	368	552
Accrued salaries, wages and benefits	186	171
Nonrecourse project debt	10	9
Other current liabilities	157	292
Total current liabilities	1,071	1,559
Pension obligations	391	526
Employee compensation and benefits	118	113
Income tax payable	85	78
Deferred income taxes	18	149
Nonrecourse project debt	28	34
Revolving credit agreement	470	650
Deferred income from unconsolidated affiliates	101	90
Other liabilities	171	200
Total liabilities	2,453	3,399
KBR shareholders' equity:
Preferred stock	—	—
Common stock	—	—
Paid-in capital in excess of par ("PIC")	2,091	2,088
Accumulated other comprehensive loss ("AOCL")	(921)	(1,050)
Retained earnings	877	488
Treasury stock	(818)	(769)
Total KBR shareholders' equity	1,229	757
Noncontrolling interests ("NCI")	(8)	(12)
Total shareholders' equity	1,221	745
Total liabilities and shareholders' equity	$3,674	$4,144

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)

	Twelve Months Ended
	December 31,	December 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$442	$(51)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48	45
Equity in earnings of unconsolidated affiliates	(72)	(91)
Deferred income tax (benefit) expense	(322)	18
Gain on disposition of assets	(5)	(7)
Asset impairment	—	16
Other	29	3
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable, net of allowance for doubtful accounts	92	121
Costs and estimated earnings in excess of billings on uncompleted contracts	40	8
Claims receivable	400	—
Accounts payable	(193)	(6)
Billings in excess of costs and estimated earnings on uncompleted contracts	(198)	33
Accrued salaries, wages and benefits	14	(50)
Reserve for loss on uncompleted contracts	(48)	(5)
Payments from (advances to) unconsolidated affiliates, net	11	(1)
Distributions of earnings from unconsolidated affiliates	62	56
Income taxes payable	—	(52)
Pension funding	(37)	(41)
Retainage payable	(16)	(2)
Subcontractor advances	—	8
Net settlement of derivative contracts	3	(9)
Other assets and liabilities	(57)	68
Total cash flows provided by operating activities	193	61
Cash flows from investing activities:
Purchases of property, plant and equipment	(8)	(11)
Payments for investments in equity method joint ventures	—	(61)
Proceeds from sale of assets or investments	2	2
Acquisition of businesses, net of cash acquired	(4)	(911)
Other	(2)	—
Total cash flows used in investing activities	(12)	(981)
Cash flows from financing activities:
Payments to reacquire common stock	(53)	(4)
Investments from noncontrolling interests	1	—
Distributions to noncontrolling interests	(4)	(9)
Payments of dividends to shareholders	(45)	(46)
Excess tax benefits from share-based compensation	—	1
Borrowings on revolving credit agreement	—	700
Payments on revolving credit agreement	(180)	(50)
Payments on short-term and long-term borrowings	(9)	(9)
Other	—	1
Total cash flows (used in) provided by financing activities	(290)	584
Effect of exchange rate changes on cash	12	(11)
Decrease in cash and equivalents	(97)	(347)
Cash and equivalents at beginning of period	536	883
Cash and equivalents at end of period	$439	$536

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	December 31,	December 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$278	$(86)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10	14
Equity in earnings of unconsolidated affiliates	(8)	(10)
Deferred income tax (benefit) expense	(247)	11
Gain on disposition of assets	—	(1)
Asset impairment	—	11
Other	4	(2)
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable, net of allowance for doubtful accounts	(8)	112
Costs and estimated earnings in excess of billings on uncompleted contracts	29	(17)
Accounts payable	(49)	(45)
Billings in excess of costs and estimated earnings on uncompleted contracts	9	19
Accrued salaries, wages and benefits	(25)	(31)
Reserve for loss on uncompleted contracts	(5)	10
Payments from unconsolidated affiliates, net	5	2
Distributions of earnings from unconsolidated affiliates	21	13
Income taxes payable	7	(33)
Pension funding	(9)	(10)
Retainage payable	(6)	1
Subcontractor advances	1	1
Net settlement of derivative contracts	(1)	(1)
Other assets and liabilities	(51)	95
Total cash flows (used in) provided by operating activities	(45)	53
Cash flows from investing activities:
Purchases of property, plant and equipment	(2)	(3)
Payments for investments in equity method joint ventures	—	(56)
Acquisition of businesses, net of cash acquired	(6)	—
Total cash flows used in investing activities	(8)	(59)
Cash flows from financing activities:
Payments to reacquire common stock	(1)	(2)
Investments from noncontrolling interests	1	—
Distributions to noncontrolling interests	(3)	—
Payments of dividends to shareholders	(11)	(12)
Excess tax benefits from share-based compensation	—	1
Payments on short-term and long-term borrowings	(4)	(4)
Other	—	1
Total cash flows used in financing activities	(18)	(16)
Effect of exchange rate changes on cash	(1)	(11)
Decrease in cash and equivalents	(72)	(33)
Cash and equivalents at beginning of period	511	569
Cash and equivalents at end of period	$439	$536

KBR, Inc.: Backlog Information (a)
(In millions)

	December 31,	September 30,	December 31,
	2017	2017	2016
		(Unaudited)
Government Services	$8,355	$8,183	$7,821
Technology & Consulting	419	278	313
Engineering & Construction	1,790	1,874	2,769
Subtotal	10,564	10,335	10,903
Non-strategic Business	6	7	35
Total backlog	$10,570	$10,342	$10,938

(a)
Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer or due to movements in foreign exchange rates. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without compensating us for periods beyond the date of termination, backlog is limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the expected value of our services in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our GS backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our GS business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives or projects ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.
We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $7.2 billion at December 31, 2017 and $7.4 billion at December 31, 2016. We consolidate joint ventures which are majority-owned and controlled or are variable interest entities ("VIEs") in which we are the primary beneficiary. Our backlog included in the table above for projects related to consolidated joint ventures with noncontrolling interest includes 100% of the backlog associated with those joint ventures and totaled $125 million at December 31, 2017 and $151 million at December 31, 2016.
We estimate that as of December 31, 2017, 34% of our backlog will be executed within one year. Of this amount, 60% will be recognized in revenues on our condensed consolidated statement of operations and 40% will be recorded by our unconsolidated joint ventures. As of December 31, 2017, $92 million of our backlog relates to active contracts that are in a loss position.
As of December 31, 2017, 10% of our backlog was attributable to fixed-price contracts, 60% was attributable to PFIs, and 30% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of December 31, 2017, $7.6 billion of our GS backlog was currently funded by our customers.

Non-GAAP Financial Information

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Adjusted EPS

Adjusted diluted earnings per share from net income attributable to KBR (Adjusted EPS) for each of the three months and fiscal years ended December 31, 2017 and 2016 is considered a non-GAAP financial measure under the SEC's rules because the Adjusted EPS for each such period excludes certain amounts not excluded in the diluted earnings per share from net income attributable to KBR calculated in accordance with GAAP (EPS) for such periods. Management believes that the Adjusted EPS for each of the three months and fiscal years ended December 31, 2017 and 2016 is a meaningful measure to share with investors because each measure, which adjusts EPS for such periods for certain items recorded in such periods, is the measure that best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three months and fiscal years ended December 31, 2017 and 2016 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for the three months and fiscal year ended December 31, 2017 by adjusting EPS for the following: (1) legacy legal costs, (2) shareholder loan receivable impairment, and (3) the net tax benefit due to tax reform. Adjusted EPS for the three months and fiscal year ended December 31, 2017 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is Diluted EPS for the same periods.

Adjusted EPS - Fiscal 2017
Three Months Ended December 31, 2017
Diluted earnings per share:
Reported EPS	$1.94

Adjustments:
Legacy Legal Costs	$0.02
Shareholder loan receivable impairment	0.04
Net Tax Benefit	(1.72)
Net Adjustments	$(1.66)

Adjusted EPS	$0.28

Fiscal Year Ended Ended December 31, 2017
Diluted earnings per share:
Reported EPS	$3.06

Adjustments:
Legacy Legal Costs	$0.10
Shareholder loan receivable impairment	0.04
Net Tax Benefit	(1.71)
Net Adjustments	$(1.57)

Adjusted EPS	$1.49

As previously disclosed in our fiscal year ended December 31, 2016 press release, we have calculated the Adjusted EPS for the three months and the fiscal year ended December 31, 2016 by adjusting the EPS for each period for the amount of the impact of legacy legal costs. Adjusted EPS for the three months and fiscal year ended December 31, 2016 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is Diluted EPS for the same periods.

Adjusted EPS - Fiscal 2016
Three Months Ended December 31, 2016
Diluted earnings per share:
Reported EPS	$(0.61)

Adjustment:
Legacy Legal Costs	$0.02

Adjusted EPS	$(0.59)

Fiscal Year Ended Ended December 31, 2016
Diluted earnings per share:
Reported EPS	$(0.43)

Adjustment:
Legacy Legal Costs	$0.10

Adjusted EPS	$(0.33)

We have calculated the Adjusted EPS for the 2018 guidance by adjusting the EPS for the amount of the impact of legacy legal costs. The most directly comparable financial measure calculated in accordance with GAAP is Diluted EPS for the same periods.

Adjusted EPS - 2018 Guidance
	Low	High
Diluted earnings per share:
EPS - Guidance	$1.28	$1.38

Adjustment:
Legacy Legal Costs	$0.07	$0.07

Adjusted EPS	$1.35	$1.45